1 Exhibit 99.4 The following talking points were sent to Spirit recruiters on July 28, 2022. • Thank you for taking the time to speak with me today. • As you may have seen, we announced that Spirit and JetBlue have signed a definitive agreement under which JetBlue will acquire Spirit. • The combination of JetBlue and Spirit will create the fifth largest domestic airline, serving more than 77 million customers annually on more than 1,700+ daily flights to over 125 destinations in 30 countries. • As part of the agreement, JetBlue has committed to welcoming our Team Members into JetBlue and it intends to further grow in Florida. • JetBlue has a strong track record as a long-term employer, having never furloughed any Team Members since its founding, and we’re confident that the team at JetBlue is similar to ours in their loyalty, dedication and commitment to working for a great airline. • Importantly, the transaction is subject to regulatory and closing conditions, so nothing changes at this time. • Until the close of the transaction, we are still operating as fully separate companies. We expect to conclude the regulatory process and close the transaction no later than the first half of 2024. • We look forward to potentially working with you in the future. We will continue to keep you updated. • Thanks again for your time and if you have any questions, please don’t hesitate to reach out to me.